EQT REPORTS FIRST QUARTER 2022 RESULTS

PITTSBURGH, April 27, 2022 -- EQT Corporation (NYSE: EQT) today announced financial and operational results for the first quarter 2022.

First Quarter 2022 Highlights:

•Sales volumes of 492 Bcfe
•Total per unit operating costs of $1.33 per Mcfe
•Capital expenditures of $310 MM or $0.63 per Mcfe
•Net cash provided by operating activities of $1,021 MM; free cash flow(1) of $580 MM
•Achieved investment grade credit ratings from Fitch and S&P
•Repaid $569 MM of 2022 senior notes
•Repurchased 8.5 MM shares for $200 MM; 9.9 MM shares repurchased to date
•Total shareholder returns of $816 MM via debt repayment, share buybacks and dividend

President and CEO Toby Rice stated, “We achieved several significant milestones during the first quarter, including attaining investment grade credit ratings, paying down all of our 2022 senior note maturities, repurchasing a significant amount of shares under our buyback authorization and returning cash to our shareholders through our recently instated base dividend. Given the positive fundamental backdrop for natural gas prices, we are raising the mid-point of our 2022 free cash flow(1) outlook by approximately 50% to $2.35 billion.”

Rice continued, “We also unveiled our Unleash U.S. LNG plan, which has been met with resoundingly positive feedback from our stakeholders. Growing U.S. LNG exports is the largest green initiative on the planet, with the ability to lower emissions at a rate equal to the combined impact of every domestic mainstream green solution while providing energy security to the world. EQT is uniquely positioned to play a key role in meeting global energy demand growth as the largest natural gas producer in the U.S. with an investment grade balance sheet, multi-decade inventory and a leading emissions profile. We have made additional progress on our ESG strategy this year and feel confident in our ability to achieve our emissions reduction goals by or before 2025. We will continue to demonstrate stewardship in delivering a sustainable energy source that meets the world's growing energy demands with affordable, reliable and clean natural gas.”

(1) A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

First Quarter 2022 Financial and Operational Performance

	Three Months Ended March 31,
($ millions, except average realized price and EPS)	2022	2021	Change
Total sales volume (Bcfe)	492	415	77
Average realized price ($/Mcfe)	$3.19	$2.61	$0.58
Net loss attributable to EQT Corporation	$(1,516)	$(37)	$(1,479)
Adjusted net income attributable to EQT (a)	$334	$83	$251
Adjusted EBITDA (a)	$927	$555	$372
Diluted loss per share	$(4.05)	$(0.13)	$(3.92)
Adjusted earnings per share (EPS) (a)	$0.81	$0.26	$0.55
Net cash provided by operating activities	$1,021	$400	$621
Capital expenditures	$310	$238	$72
Free cash flow (a)	$580	$259	$321

(a) A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Sales volume growth reflects the Company's 2021 acquisition of Alta Resources (the Alta Acquisition). Average realized price increased for the three months ended March 31, 2022 compared to the same period in 2021 due to higher NYMEX prices and higher liquids prices, partly offset by lower cash settled derivatives and unfavorable differential.

Capital expenditures were $310 million, or $0.63 per Mcfe for the first quarter of 2022. The Company believes that total capital expenditures on a per Mcfe basis is an important measure of capital efficiency.

In 2022, the Company expects total sales volume of 1,950 - 2,050 Bcfe under a maintenance production program and expects capital expenditures of $1.300 - $1.450 billion, or $0.65 - $0.75 per Mcfe, excluding capital expenditures attributable to noncontrolling interests. During 2022, the Company plans to start phasing in its next generation well design that has been under development for the past year, which, based on initial results as part of its methodical science program, the Company believes has a high probability of further improving well productivity and rates of return across its asset base. Given the time required to develop wells that are part of the Company's large-scale combo-development model and the planned phased deployment of the new well design, the Company expects to have preliminary results of its investment by the end of 2022 and full visibility by late 2023 into early 2024.

Per Unit Operating Costs
The following presents certain of the Company's production-related operating costs on a per unit basis.

	Three Months Ended March 31,
Per Unit ($/Mcfe)	2022	2021
Gathering	$0.65	$0.68
Transmission	0.30	0.30
Processing	0.10	0.10
Lease operating expense (LOE)	0.08	0.07
Production taxes	0.06	0.05
SG&A	0.14	0.11
Total per unit operating costs	$1.33	$1.31

Production depletion	$0.85	$0.90

Gathering expense decreased on a per Mcfe basis for the three months ended March 31, 2022 compared to the same period in 2021 due primarily to the lower gathering rate structure on the assets acquired in the Alta Acquisition.

SG&A expense increased on a per Mcfe basis for the three months ended March 31, 2022 compared to the same period in 2021 due primarily to higher long-term incentive compensation costs as a result of changes in the fair value of awards due to the increase in the price per share of the Company's common stock and higher litigation expense.

Liquidity
As of March 31, 2022, the Company had $26 million in credit facility borrowings and $425 million of letters of credit outstanding under its $2.5 billion credit facility.

As of March 31, 2022, total debt was $5.1 billion and net debt(1) was $5.0 billion, compared to $5.6 billion and $5.5 billion, respectively, as of December 31, 2021. During the first quarter of 2022, the Company made significant progress towards its deleveraging goals of reducing total debt by at least $1.5 billion by the end of 2023. The Company repaid all of its outstanding 2022 senior notes and reduced total debt and net debt(1) by $0.5 billion compared to December 31, 2021.

(1) A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

2022 GUIDANCE

Production	Q2 2022	Full Year 2022
Total sales volume (Bcfe)	480 - 530	1,950 - 2,050
Liquids sales volume, excluding ethane (Mbbls)	2,500 - 2,600	10,250 - 10,750
Ethane sales volume (Mbbls)	1,350 - 1,450	6,700 - 6,800
Total liquids sales volume (Mbbls)	3,850 - 4,050	16,950 - 17,550

Btu uplift (MMbtu / Mcf)	1.045 - 1.055	1.045 - 1.055

Average differential ($ / Mcf)	($0.90) - ($0.80)	($0.75) - ($0.50)

Resource Counts
Top-hole Rigs		1 - 2
Horizontal Rigs		2 - 3
Frac Crews		2 - 3

Per Unit Operating Costs ($ / Mcfe)
Gathering	$0.67 - $0.69	$0.66 - $0.68
Transmission	$0.28 - $0.30	$0.29 - $0.31
Processing	$0.08 - $0.10	$0.08 - $0.10
LOE	$0.07 - $0.09	$0.08 - $0.10
Production taxes	$0.05 - $0.07	$0.06 - $0.08
SG&A	$0.11 - $0.13	$0.11 - $0.13
Total per unit operating costs	$1.26 - $1.38	$1.28 - $1.40

Financial ($ Billions)
Adjusted EBITDA (a)		$3.850 - $4.050
Adjusted operating cash flow (a)		$3.700 - $3.900
Capital expenditures (b)	$0.325 - $0.375	$1.300 - $1.450
Free cash flow (a)		$2.200 - $2.500
Based on NYMEX natural gas price of $6.16 per MMbtu as of April 22, 2022.

(a) A non-GAAP financial measure. See the Non-GAAP Disclosures section for the definition of, and other important information regarding, the non-GAAP financial measures included in this news release, including reasons why the Company is unable to provide a projection of its 2022 net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, to projected adjusted operating cash flow and free cash flow, or a projection of its 2022 net income, the most comparable financial measure calculated in accordance with GAAP, to projected adjusted EBITDA.
(b) Excludes amounts attributable to noncontrolling interests.

First Quarter 2022 Earnings Webcast Information
The Company's conference call with securities analysts begins at 10:00 a.m. ET on Thursday April 28, 2022 and will be broadcast live via the Company's web site at www.eqt.com and on the investor information page of the Company's web site at ir.eqt.com, with a replay available for seven days following the call.

HEDGING (as of April 22, 2022)
The following table summarizes the approximate volume and prices of the Company's NYMEX hedge positions. The difference between the fixed price and NYMEX price is included in average differential presented in the Company’s price reconciliation.

	Q2 2022 (a)	Q3 2022	Q4 2022	Q1 2023	Q2 2023	Q3 2023	Q4 2023	2024
Hedged Volume (MMDth)	329	286	287	185	233	236	204	17
Hedged Volume (MMDth/d)	3.6	3.1	3.1	2.1	2.6	2.6	2.2	—

Swaps, including Futures
Volume (MMDth)	296	253	232	—	41	42	42	2
Avg. Price ($/Dth)	$2.63	$2.34	$2.40	$—	$2.53	$2.53	$2.53	$2.67

Calls – Net Short
Volume (MMDth)	101	102	102	162	192	194	127	15
Avg. Short Strike ($/Dth)	$3.00	$3.05	$3.02	$8.07	$4.16	$4.16	$4.18	$3.11

Puts – Net Long
Volume (MMDth)	32	32	54	184	191	193	162	15
Avg. Long Strike ($/Dth)	$2.78	$2.68	$2.68	$3.77	$2.73	$2.73	$2.85	$2.45

Fixed Price Sales
Volume (MMDth)	0.9	0.9	0.9	0.9	0.9	0.9	0.3	—
Avg. Price ($/Dth)	$2.38	$2.38	$2.38	$2.38	$2.38	$2.38	$2.38	$—
(a) April 1 through June 30.

For 2022 (April 1 through December 31), 2023 and 2024, the Company has natural gas sales agreements for approximately 14 MMDth, 88 MMDth and 11 MMDth, respectively, that include average NYMEX ceiling prices of $3.17, $2.84 and $3.21, respectively.

The Company entered into 455 MMDth per day of NYMEX swaps at a weighted average price of $6.05 that offset existing NYMEX swaps related to the first quarter of 2023 with a weighted average price of $2.53. These positions have been excluded from the table above.

The Company has also entered into transactions to hedge basis. The Company may use other contractual agreements from time to time to implement its commodity hedging strategy.

NON-GAAP DISCLOSURES

Adjusted Net Income Attributable to EQT and Adjusted Earnings per Diluted Share (Adjusted EPS)
Adjusted net income attributable to EQT is defined as net loss attributable to EQT Corporation, excluding gain on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods. Adjusted EPS is defined as adjusted net income attributable to EQT divided by diluted weighted average common shares outstanding. Adjusted net income attributable to EQT and adjusted EPS are non-GAAP supplemental financial measures used by the Company's management to evaluate period-over-period earnings trends. The Company's management believes that these measures provide useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted net income attributable to EQT and adjusted EPS to evaluate earnings trends because the measures reflect only the impact of settled derivative contracts; thus, the measures exclude the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. These measures also exclude other items that affect the comparability of results or that are not indicative of trends in the ongoing business. Adjusted net income attributable to EQT and adjusted EPS should not be considered as alternatives to net loss attributable to EQT Corporation or diluted loss per share presented in accordance with GAAP.

The table below reconciles adjusted net income attributable to EQT and adjusted EPS with net loss attributable to EQT Corporation and diluted loss per share, respectively, the most comparable financial measures calculated in accordance with GAAP, each as derived from the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2022.

	Three Months Ended March 31,
	2022	2021 (b)
	(Thousands, except per share information)
Net loss attributable to EQT Corporation	$(1,516,048)	$(37,427)
Add (deduct):
Gain on sale/exchange of long-lived assets	(1,209)	(1,207)
Impairment and expiration of leases	29,991	16,757
Impairment of contract asset	184,945	—
Loss on derivatives not designated as hedges	3,077,637	188,813
Net cash settlements paid on derivatives not designated as hedges	(885,539)	(38,140)
Premiums paid for derivatives that settled during the period	(32,463)	(9,726)
Other operating expenses	16,347	9,443
Loss (income) from investments	20,785	(11,848)
Loss on debt extinguishment	6,923	4,424
Non-cash interest expense (amortization)	3,400	2,632
Tax impact of non-GAAP items (a)	(570,797)	(41,005)
Adjusted net income attributable to EQT	$333,972	$82,716
Diluted weighted average common shares outstanding	410,840	315,265
Diluted loss per share	$(4.05)	$(0.13)
Adjusted EPS	$0.81	$0.26

(a)The tax impact of non-GAAP items represents the incremental tax (expense) benefit that would have been incurred had these items been excluded from net loss attributable to EQT Corporation, which resulted in blended tax rates of 23.6% and 25.4% for the three months ended March 31, 2022 and 2021, respectively. The rates differ from the Company's statutory tax rate due primarily to state taxes, including valuation allowances limiting certain state tax benefits.

(b)The Company adopted accounting guidance on January 1, 2022 which changed the amounts historically recorded for the Company's convertible senior notes. The amounts presented for the three months ended March 31, 2021 have been recast to reflect this adoption. See the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 for further discussion.

Adjusted EBITDA
Adjusted EBITDA is defined as net loss, excluding interest expense, income tax benefit, depreciation and depletion, gain on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods. Adjusted EBITDA is a non-GAAP supplemental financial measure used by the Company’s management to evaluate period-over-period earnings trends. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted EBITDA to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts; thus, the measure excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. The measure also excludes other items that affect the comparability of results or that are not indicative of trends in the ongoing business. Adjusted EBITDA should not be considered as an alternative to net loss presented in accordance with GAAP.

The table below reconciles adjusted EBITDA with net loss, the most comparable financial measure as calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2022.

	Three Months Ended March 31,
	2022	2021
	(Thousands)
Net loss	$(1,514,583)	$(37,941)
Add (deduct):
Interest expense	67,902	70,473
Income tax benefit	(465,697)	(12,959)
Depreciation and depletion	422,098	377,116
Gain on sale/exchange of long-lived assets	(1,209)	(1,207)
Impairment and expiration of leases	29,991	16,757
Impairment of contract asset	184,945	—
Loss on derivatives not designated as hedges	3,077,637	188,813
Net cash settlements paid on derivatives not designated as hedges	(885,539)	(38,140)
Premiums paid for derivatives that settled during the period	(32,463)	(9,726)
Other operating expenses	16,347	9,443
Loss (income) from investments	20,785	(11,848)
Loss on debt extinguishment	6,923	4,424
Adjusted EBITDA	$927,137	$555,205

The Company has not provided projected net income (loss) or a reconciliation of projected adjusted EBITDA to projected net income (loss), the most comparable financial measure calculated in accordance with GAAP. Net income (loss) includes the impact of depreciation and depletion expense, income tax (benefit) expense, the revenue impact of changes in the projected fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods and the tax effect of such items, which may be significant and difficult to project with a reasonable degree of accuracy. Therefore, projected net income (loss), and a reconciliation of projected adjusted EBITDA to projected net income (loss), are not available without unreasonable effort.

Adjusted Operating Cash Flow and Free Cash Flow
Adjusted operating cash flow is defined as net cash provided by operating activities less changes in other assets and liabilities. Free cash flow is defined as adjusted operating cash flow less accrual-based capital expenditures, excluding capital expenditures attributable to noncontrolling interests. Adjusted operating cash flow and free cash flow are non-GAAP supplemental financial measures used by the Company's management to assess liquidity, including the Company's ability to generate cash flow in excess of its capital requirements and return cash to shareholders. The Company’s management believes that these measures provide useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Adjusted operating cash flow and free cash flow should not be considered as alternatives to net cash provided by operating activities or any other measure of liquidity presented in accordance with GAAP.

The table below reconciles adjusted operating cash flow and free cash flow with net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Cash Flows to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2022.

	Three Months Ended March 31,
	2022	2021
	(Thousands)
Net cash provided by operating activities	$1,021,219	$399,915
Decrease (increase) in changes in other assets and liabilities	(132,707)	95,523
Adjusted operating cash flow	$888,512	$495,438
Less: capital expenditures	(310,133)	(238,208)
Add: capital expenditures attributable to noncontrolling interests	1,854	1,272
Free cash flow	$580,233	$258,502

The Company has not provided projected net cash provided by operating activities or reconciliations of projected adjusted operating cash flow and free cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts such as predicting the timing of its payments and its customers’ payments, with accuracy to a specific day, months in advance. Furthermore, the Company does not provide guidance with respect to its average realized price, among other items, that impact reconciling items between net cash provided by operating activities and adjusted operating cash flow and free cash flow, as applicable. Natural gas prices are volatile and out of the Company’s control, and the timing of transactions and the income tax effects of future transactions and other items are difficult to accurately predict. Therefore, the Company is unable to provide projected net cash provided by operating activities, or the related reconciliations of projected adjusted operating cash flow and free cash flow to projected net cash provided by operating activities, without unreasonable effort.

Adjusted EBITDA to Free Cash Flow Reconciliation
The table below reconciles adjusted EBITDA to free cash flow.

	Three Months Ended March 31,
	2022	2021
	(Thousands)
Adjusted EBITDA	$927,137	$555,205
Add (deduct):
Interest expense	(67,902)	(70,473)
Non-cash interest expense (amortization)	3,400	2,632
Other operating expenses	(16,347)	(9,443)
Non-cash share-based compensation expense	7,470	6,239
Current income tax benefit	(7,860)	989
Amortization and other	42,614	10,289
Adjusted operating cash flow	$888,512	$495,438
Less: capital expenditures	(310,133)	(238,208)
Add: capital expenditures attributable to noncontrolling interest	1,854	1,272
Free cash flow	$580,233	$258,502

Adjusted Operating Revenues
Adjusted operating revenues is defined as total operating revenues, less the revenue impact of changes in the fair value of derivative instruments prior to settlement and net marketing services and other revenues. Adjusted operating revenues (also referred to as total natural gas and liquids sales, including cash settled derivatives) is a non-GAAP supplemental financial measure used by the Company’s management to evaluate period-over-period earnings trends. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted operating revenues to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts; thus, the measure excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. The measure also excludes net marketing services and other revenues because it is unrelated to the revenue for the Company's natural gas and liquids production. Adjusted operating revenues should not be considered as an alternative to total operating revenues presented in accordance with GAAP.

The table below reconciles adjusted operating revenues to total operating revenues, the most comparable financial measure calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2022.

	Three Months Ended March 31,
	2022	2021
	(Thousands, unless otherwise noted)
Total operating revenues	$(579,110)	$949,923
Add (deduct):
Loss on derivatives not designated as hedges	3,077,637	188,813
Net cash settlements paid on derivatives not designated as hedges	(885,539)	(38,140)
Premiums paid for derivatives that settled during the period	(32,463)	(9,726)
Net marketing services and other	(11,903)	(7,785)
Adjusted operating revenues	$1,568,622	$1,083,085

Total sales volume (MMcfe)	492,275	415,190
Average realized price ($/Mcfe)	$3.19	$2.61

Net Debt
Net debt is defined as total debt less cash and cash equivalents. Total debt includes the Company's current portion of debt, credit facility borrowings, senior notes and note payable to EQM Midstream Partners, LP. Net debt is a non-GAAP supplemental financial measure used by the Company’s management to evaluate leverage since the Company could choose to use its cash and cash equivalents to retire debt. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Net debt should not be considered as an alternative to total debt presented in accordance with GAAP.

The table below reconciles net debt with total debt, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Balance Sheets to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2022.

	March 31, 2022	December 31, 2021 (b)
	(Thousands)
Current portion of debt (a)	$493,815	$1,060,970
Credit facility borrowings	26,000	—
Senior notes	4,437,572	4,435,782
Note payable to EQM Midstream Partners, LP	92,891	94,320
Total debt	5,050,278	5,591,072
Less: Cash and cash equivalents	16,913	113,963
Net debt	$5,033,365	$5,477,109

(a)Pursuant to the terms of the Company's convertible senior notes indenture, a sale price condition for conversion of the convertible notes was satisfied as of March 31, 2022 and December 31, 2021, and, accordingly, holders of convertible notes may convert any of their convertible notes, at their option, at any time during the subsequent quarter, subject to all terms and conditions set forth in the convertible notes indenture. Therefore, as of March 31, 2022 and December 31, 2021, the net carrying value of the Company's convertible notes was included in current portion of debt in the Consolidated Balance Sheets. See the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 for further discussion.

(b)The Company adopted new accounting guidance on January 1, 2022 which changed the amounts historically recorded for the Company's convertible senior notes. As of December 31, 2021, net debt increased by $106 million compared to the previously reported amount. See the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 for further discussion.

Investor Contact:
Cameron Horwitz
Managing Director, Investor Relations & Strategy
412.395.2555
cameron.horwitz@eqt.com

About EQT Corporation
EQT Corporation is a leading independent natural gas production company with operations focused in the cores of the Marcellus and Utica Shales in the Appalachian Basin. We are dedicated to responsibly developing our world-class asset base and being the operator of choice for our stakeholders. By leveraging a culture that prioritizes operational efficiency, technology and sustainability, we seek to continuously improve the way we produce environmentally responsible, reliable and low-cost energy. We have a longstanding commitment to the safety of our employees, contractors, and communities, and to the reduction of our overall environmental footprint. Our values are evident in the way we operate and in how we interact each day – trust, teamwork, heart, and evolution are at the center of all we do.

EQT Management speaks to investors from time to time and the analyst presentation for these discussions, which is updated periodically, is available via EQT’s investor relations website at https://ir.eqt.com.

Cautionary Statements
This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of EQT Corporation and its subsidiaries (collectively, the Company), including guidance regarding the Company’s strategy to develop its reserves; drilling plans and programs (including the number and type of drilling rigs and the number of frac crews to be utilized by the Company); projected natural gas prices, basis and average differential; the impact of commodity prices on the Company's business; total resource potential; projected production and sales volume and growth rates; projected well costs and unit costs; the timing of implementation of the Company’s new well design and the projected benefits thereof; the Company's ability to successfully implement and execute its operational, organizational, technological and environmental, social and governance (ESG) initiatives, including the projected timing of achieving its emissions reduction goals, and the Company's ability to achieve the anticipated results of such initiatives; the amount and timing of any redemptions, repayments or repurchases of the Company's common stock, outstanding debt securities or other debt instruments; the Company’s ability to reduce its debt and the timing of such reductions, if any; projected dividends, if any; projected free cash flow, adjusted operating cash flow, and adjusted EBITDA; liquidity and financing requirements, including funding sources and availability; the Company's ability to maintain or improve its credit ratings, leverage levels and financial profile, and the timing of achieving such improvements, if at all; the Company’s hedging strategy and projected margin posting obligations; the Company’s tax position and projected effective tax rate; and the expected impact of changes in laws.

The forward-looking statements included in this news release involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently known by the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. These risks and uncertainties include, but are not limited to, volatility of commodity prices; the costs and results of drilling and operations; uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future; the assumptions underlying production forecasts; the quality of technical data; the Company’s ability to appropriately allocate capital and resources among its strategic opportunities; access to and cost of capital; the Company’s hedging and other financial contracts; inherent hazards and risks normally incidental to drilling for, producing, transporting and storing natural gas, natural gas liquids (NGLs) and oil; cyber security risks; availability and cost of drilling rigs, completion services, equipment, supplies, personnel, oilfield services and water required to execute the Company's exploration and development plans, including as a result of the COVID-19 pandemic; risks associated with operating primarily in the Appalachian Basin and obtaining a substantial amount of the Company’s midstream services from Equitrans Midstream Corporation; the ability to obtain environmental and other permits and the timing thereof; government regulation or action, including regulations pertaining to methane and other greenhouse gas emissions; negative public perception of the fossil fuels industry; increased consumer demand for alternatives to natural gas; environmental and weather risks, including the possible impacts of climate change; and disruptions to the Company’s business due to acquisitions and other significant transactions. These and other risks are described under Item 1A, “Risk Factors,” and elsewhere in the Company's Annual Report on Form 10-K for the year ended December 31, 2021 and other documents the Company files from time to time with the Securities and Exchange Commission. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

EQT CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONDENSED CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended March 31,
	2022	2021
	(Thousands, except per share amounts)
Operating revenues:
Sales of natural gas, natural gas liquids and oil	$2,486,624	$1,130,951
Loss on derivatives not designated as hedges	(3,077,637)	(188,813)
Net marketing services and other	11,903	7,785
Total operating revenues	(579,110)	949,923
Operating expenses:
Transportation and processing	516,104	445,784
Production	71,012	47,230
Exploration	772	949
Selling, general and administrative	69,096	45,006
Depreciation and depletion	422,098	377,116
Gain on sale/exchange of long-lived assets	(1,209)	(1,207)
Impairment of contract asset	184,945	—
Impairment and expiration of leases	29,991	16,757
Other operating expenses	16,347	9,443
Total operating expenses	1,309,156	941,078
Operating (loss) income	(1,888,266)	8,845
Loss (income) from investments	20,785	(11,848)
Dividend and other income	(3,596)	(3,304)
Loss on debt extinguishment	6,923	4,424
Interest expense	67,902	70,473
Loss before income taxes	(1,980,280)	(50,900)
Income tax benefit	(465,697)	(12,959)
Net loss	(1,514,583)	(37,941)
Less: Net income (loss) attributable to noncontrolling interest	1,465	(514)
Net loss attributable to EQT Corporation	$(1,516,048)	$(37,427)

Loss per share of common stock attributable to EQT Corporation:
Basic and diluted:
Weighted average common stock outstanding	374,142	278,852
Net loss	$(4.05)	$(0.13)

EQT CORPORATION AND SUBSIDIARIES
PRICE RECONCILIATION

	Three Months Ended March 31,
	2022	2021
	(Thousands, unless otherwise noted)
NATURAL GAS
Sales volume (MMcf)	466,136	390,298
NYMEX price ($/MMBtu)	$4.90	$2.69
Btu uplift	0.23	0.15
Natural gas price ($/Mcf)	$5.13	$2.84

Basis ($/Mcf) (a)	$(0.22)	$(0.25)
Cash settled basis swaps not designated as hedges ($/Mcf)	(0.21)	(0.09)
Average differential, including cash settled basis swaps ($/Mcf)	$(0.43)	$(0.34)
Average adjusted price ($/Mcf)	$4.70	$2.50
Cash settled derivatives not designated as hedges ($/Mcf)	(1.73)	(0.01)
Average natural gas price, including cash settled derivatives ($/Mcf)	$2.97	$2.49
Natural gas sales, including cash settled derivatives	$1,383,196	$972,494

LIQUIDS
NGLs, excluding ethane:
Sales volume (MMcfe) (b)	14,634	14,600
Sales volume (Mbbl)	2,439	2,433
Price ($/Bbl)	$64.05	$37.28
Cash settled derivatives not designated as hedges ($/Bbl)	(4.85)	(2.99)
Average price, including cash settled derivatives ($/Bbl)	$59.20	$34.29
NGLs sales	$144,381	$83,443
Ethane:
Sales volume (MMcfe) (b)	9,839	8,587
Sales volume (Mbbl)	1,640	1,431
Price ($/Bbl)	$10.54	$6.66
Ethane sales	$17,289	$9,534
Oil:
Sales volume (MMcfe) (b)	1,666	1,705
Sales volume (Mbbl)	278	284
Price ($/Bbl)	$85.55	$61.98
Oil sales	$23,756	$17,614

Total liquids sales volume (MMcfe) (b)	26,139	24,892
Total liquids sales volume (Mbbl)	4,357	4,148
Total liquids sales	$185,426	$110,591

TOTAL
Total natural gas and liquids sales, including cash settled derivatives (c)	$1,568,622	$1,083,085
Total sales volume (MMcfe)	492,275	415,190
Average realized price ($/Mcfe)	$3.19	$2.61

(a)Basis represents the difference between the ultimate sales price for natural gas, including the effects of delivered price benefit or deficit associated with the Company's firm transportation agreements, and the NYMEX natural gas price.
(b)NGLs, ethane and oil were converted to Mcfe at a rate of six Mcfe per barrel.
(c)Also referred to in this report as adjusted operating revenues, a non-GAAP supplemental financial measure.